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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
New Mexico and Arizona Land Company:

We consent to incorporation by reference in the Registration Statement (No. 333-44017) on Form S-8 of New Mexico and Arizona Land Company of our report dated February 20, 1998, relating to the consolidated statements of income, cash flows and shareholders' equity for the year ended December 31, 1997 of New Mexico and Arizona Land Company and its subsidiaries, and the related financial statement schedules for the year ended December 31, 1997, which appears in the December 31, 1999 annual report on Form 10-K of New Mexico and Arizona Land Company.



KPMG LLP
Phoenix, Arizona

March 28, 2000